$300,000,000 2.750% Notes due 2019

PRICING TERM SHEET

Filed Pursuant to Rule 433

Registration No. 333-180969

Dated November 3, 2014

Southwest Airlines Co.

$300,000,000 2.750% Notes due 2019

Pricing Term Sheet

Issuer:	Southwest Airlines Co.

Size:	$300,000,000

Maturity:	November 6, 2019

Coupon:	2.750%

Price to Public:	99.796%

Yield to maturity:	2.794%

Spread to Benchmark Treasury:	+ 115 basis points

Benchmark Treasury:	1.500% due October 31, 2019

Benchmark Treasury Yield:	1.644% / 99-10

Interest Payment Dates:	May 6 and November 6, commencing May 6, 2015

Redemption Provisions:

Make-Whole Call:	At any time at a discount rate of Treasury plus 20 basis points

Par Call:	Par call at any time on or after October 6, 2019

Change of Control Offer:	If a change of control triggering event occurs with respect to the Notes, the issuer will be required, subject to certain conditions, to offer to repurchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Settlement:	November 6, 2014

CUSIP/ISIN:	844741 BA5 / US844741BA51

Ratings (Moody’s/S&P/Fitch):*	Baa2/BBB/BBB

Joint Book-Running Managers:	J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc.

Co-Managers:	BNP Paribas Securities Corp., Comerica Securities, Inc.

The issuer has filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement included in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Morgan Stanley & Co. LLC at 1-866-718-1649.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.